EXHIBIT 99.1

              PETMED EXPRESS, INC. CONFERENCE CALL

                   YEAR END FINANCIAL RESULTS

                          May 17, 2004

                          5:00 p.m. EDT

Coordinator    Welcome to the PetMed Express doing business as 1-800-
               PetMeds conference call, to review the financial results for the fiscal year ended March 31, 2004. At the request of the company, this conference call is being recorded.

               Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and non-prescription medications and health and nutritional supplements for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, on-line and direct mail advertising campaigns, which directs the consumers to order by phone or on Internet and aims to increase the recognition of the "1-800-PetMeds" brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery.

               At this time, I'd like to turn the call over to the company's Chief Financial Officer, Mr. Bruce
               Rosenbloom.  Sir, you may begin.

B. Rosenbloom  Thank you.  I'd like to welcome everyone here today.
               Before I turn the call over to Mendo, I'd like to remind everyone that the first portion of this conference call will be listen-only until the question and answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used, based upon the information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly, based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

               Now, let me introduce today's speaker, Mendo Akdag, Chief Executive Officer of 1-800-PetMeds.

M. Akdag Welcome, and thank you for joining us. We will start with reviewing the highlights of our financial results. We'll compare our fiscal year ended on March 31, 2004 to last year's fiscal year ended on March 31, 2003.

               For the fiscal year ended on March 31, 2004, our sales were $94.0 million compared to sales of $55.0 million for the prior fiscal year. This was a 71% increase in sales. The increase was primarily due to increased reorders and increased new orders as a result of increased advertising. The average order size was $73 for the fiscal year, compared to $71 for the prior year.


                            99.1 page 1 - 9

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               For the fiscal year, net income was $5.8 million, $0.25
               diluted per share, compared to $3.3 million, $0.16 diluted per share a year ago, an increase of 79%. Reorder sales increased by approximately 100% to $51.4 million for the year, compared to reorder sales of $25.8 million for the prior year. New order sales increased by 46% to $42.1 million, compared to $28.9 million for the prior year.

               Over-the-counter products were 70% of sales and prescription medications were 30% of sales. We acquired approximately 572,000 new customers in the fiscal year, compared to 414,000 for the prior year.
               We had about 1.15 million unique customers who purchased from us in the last two years. There is seasonality in our business, due to the flea, tick and heartworm medications that we sell; spring and summer are considered peak season and fall and winter are off-season.

               For the fiscal year, our gross profit as a percentage of sales was 40.6%, compared to 42.7% for the prior fiscal year. The decrease was due to our free-shipping promotion, which portions of it were offset by increases to our product pricing. We plan on continuing the free-shipping promotion on orders over $49 during this fiscal year.

               Our general and administrative expenses as a percentage of sales decreased to 11.4% for the year, compared to 14.5% for the prior year. The improvement was due to economies of scale gained with increased sales, and also almost 50% of our customers placed their order on our web site, compared to 44% for the prior year.

               We spent $17.7 million in advertising for the year, compared to $11.7 million for the prior year, an increase of 52%. The key matrix, we look at is the correlation between the advertising expense and the new order sales. For every dollar we spent in advertising for the year, we got $2.40 in new order sales, compared to $2.50 the prior year. Advertising cost of acquiring a customer for the year was $31, compared to $28 for the prior year.

               Our working capital increased by $8.3 million to $11.3 million since March 31, 2003, and our net worth increased by $8.4 million to $14 million for the year. Both increases were due to increases in net income and the exercise of stock options and warrants.

               We had $3.3 million in cash, $11.2 million in inventory and $68,000 in debt as of March 31, 2004. Although on average, we carry about eight weeks of inventory in stock, the inventory may fluctuate depending on buying opportunities.

               The company's most valuable asset is its customer database, which is not on the balance sheet.

               Now, we will briefly highlight the results for the quarter ended on March 31, 2004.

               Net sales for the quarter ended on March 31, 2004 were $21.5 million, compared to $14.9 million for the same quarter the prior year, an increase of 44%. For the quarter, net income was $1.3 million, $0.06 diluted per share, compared to $1.7 million, $0.09 diluted per share for the same quarter a year ago, which the latter included a deferred tax asset eliminating the income tax provision to reflect the tax benefit of $535,000. It may help to point out that for the quarter ended on March 31, 2004, income before provision for income taxes was $2.2 million, compared to $1.2 million for the same quarter a year ago, an increase of 83%.



                         99.1 page 2 - 9
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               Overall, we're very pleased with the financial results.
               A brief overview on the market-the pet medication market is estimated at $3 billion. Market share estimate is veterinarians have about 87% of the market, retailers 8%, and we are estimating that the mail order/online channel has about 5% of the market, out of which we have approximately 3%. In human pharmaceuticals, 18% of the market is serviced by mail order. Based on that, the mail order/online channel for pet medication has a potential to triple in the next four to five years, with average yearly growth rate of about 25% to 30%.

               A few other points, we were listed on the Nasdaq national market in January 2004. This was an achievement of a major milestone for us. We increased our credit line from $2 million to $5 million during the fiscal year. We added 12,000 sq. ft. to our warehouse, and we have increased our fulfillment capacity to approximately 13,000 to 15,000 orders a day with increased efficiency. We enhanced our Web site by adding the "ask the veterinarian" feature, product comparison charts, and educational articles to assist consumers with selection of medications.

               Operator, we're ready to take questions.

Coordinator    Our first question is from Zach McAdoo with MCM
               Associates.

Z. McAdoo      It looks like the cost per customer acquired went up
               quite a bit. Is that a number-is the higher number something we should expect going forward?

M. Akdag Television inventory has been tight lately. There are presidential elections this year, so we're shifting our advertising from television to print. It will be higher this year. I can't tell you-it's tight right now, but it's being expected to loosen up in July, but we expect it to tighten back up in, probably, September, due to presidential elections. So it's going to be a tight year, it looks like.

Z. McAdoo      Did you spend a significant amount of your advertising
               budget on print?

M. Akdag Historically, we spent about 70%, 80% of our advertising on television. We're changing that, probably-television will be going forward 40% to 50% of the budget, and we'll have more print and direct mail advertising.

Z. McAdoo      Because it looks like, the cost per customer went up
               50% approximately, I don't know, but I'm assuming the TV ad pricing didn't go up 50%. What accounted for that increase?

M. Akdag There are two reasons, really. One is, we buy remnant space, so we're opportunistic advertisers. We are direct response advertisers. In order to clear, we would have to pay more. The second reason could be the weather and if you're comparing to the last year same quarter, last year, there was a war and we were running on news stations, which we were not paying any extra, but their viewership would have tripled at that time, during the month of March. So those are the two reasons. It looks like this year, the flea and tick season started a little later than last year. That has been our experience so far.

Z. McAdoo      Were the ad rates and the remnant space up 50% or is
               the print advertising more expensive?

M. Akdag Both. I'm not going to say it's up 50%, obviously, we bid accordingly and it depends on the station. We make a bid and it either it clears or it doesn't clear. So in order to clear, we would have to pay more. I would say, on average, probably, 30%.


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Z. McAdoo      Do you think you're getting the same response per eye
               on TV?

M. Akdag As far as the dollars versus eyes is concerned, what do you mean?

Z. McAdoo      Not dollars versus eyes, but spots on TV.

M. Akdag       I'm not clear what your question is.

Z. McAdoo      Is the same advertising spot converting the same amount
               of customers, or do you think you're getting a lower response?

M. Akdag I would say probably slightly lower, but not that much, maybe 10% lower than last year.


Z. McAdoo      Why do you think that is?

M. Akdag As I told you, its weather related, too, since flea and tick and heartworm medications are seasonal. It looks like the season started later this year; that has been our experience versus last year. So that may have something to do with it.

Coordinator    Our next question is from Jake Andrew, private
               investor.

J. Andrew      It seems that everything is going on track and everyone
               is going into a great direction. The one thing that I am concerned about that I've noticed is, I've seen a lot of competitive marketplace out there. Meaning that on TV, you guys used to run the show, now I'm seeing a company, Foster&Smith, and I'm seeing a company Pet
               Care Rx and other people that are really building a brand out there, besides the name 1-800-PetMeds, which we've known for a long time now. Do you feel that that's increasing the loss of sales in that 10% that you were just talking about?

M. Akdag It's possible. We're seeing them on and off. They're not consistently on TV. There are about two dozen companies in our space. They're privately held. We don't have really any financial information about them, but based on their advertising, they're on and off. They don't really stay. They're not consistent. So they're on for one month, then they're off. So we'll see what happens going forward.

J. Andrew      Is there any way to look into further in these
               companies to see if they're moving in on competitive space, defensively behave, keep the brand solid? As a private company, could they be moving ahead of us and we don't even realize it?

M. Akdag I highly doubt it. Obviously, we watched their advertising spending, and that's why I said they have not been consistently on television. They go on for one month then they're off for a couple of months. So that tells us that it doesn't work for them as well; if it did, they would be on all the time.

J. Andrew      Or may be they're shifting towards what you said print
               or whatever else you said that seems to be better working during the season right now.

M. Akdag We have not seen it much on print. A lot of them, you have mentioned, like Fosters & Smith, is a catalog company; obviously they mail catalogs, but we haven't seen much print advertising from them.


                         99.1 page 4 - 9

J. Andrew      We do get a lot of e-mails both my wife and I from you,
               advertising, so that's obviously an avenue that you guys are pursuing.

M. Akdag       Yes, we do.

Coordinator    Our next question is from Rich Slattery, private
               investor.

R. Slattery    Just a quick question here, I just been sort of
               watching the stocks start to pull back over the last couple of weeks. Is there any reason that you guys can note specifics or is it just the market?

M. Akdag We don't know any specifics, so I would say it's just the market.

R. Slattery    Do you foresee things staying the same or should we
               look for a more positive outlook in this next coming trading session?

M. Akdag We focus as management, we focus on the fundamentals and on the long-term success of the company. We don't even look at the stock price day-to-day.

Coordinator    Our next question is from Daniel Guidry with Guidry and
               Guidry.

D. Guidry      Thank you.  My question is, could you give us some
               earnings guidance for the coming fiscal year, based upon your earnings models?

M. Akdag We don't give guidance; we never did. It has been our policy. As I said, we focus on the fundamentals and the long terms success of the company, but we do not give guidance.

Coordinator    Our next question is from Dennis Johnson, private
               investor.

D. Johnson     I had noted recently, that you have a recent agreement
               with the Florida Board of Pharmacy and that seemed to kind of coincide with a little bit of downward spiral on the stock price. Are there any other situations out there that we should be aware of, in particular, the one with the State of Texas Board of Pharmacy and the Board of Veterinary Medicine, has an agreement or settlement been reached on that suit that started a couple of years ago?

M. Akdag We have not recently reached an agreement with Florida Board of Pharmacy. That agreement was reached, I believe, in year 2002. We were on probation for three years with them, with Florida Board of Pharmacy; but they recently early released us from probation for complying with all rules and regulations; so the decision the Pharmacy Board made was really positive, not negative.

D. Johnson     My mistake then, I thought it was recent agreement.
               Sorry about that.

M. Akdag That agreement is a little over two years old. As far as the Texas lawsuit is concerned, there's really no change in status. Allegations are for past conduct, not for current conduct. It's difficult to assess any possible outcome at this time, but the outcome would not impact our current operation. We as management are confident that we comply with all applicable laws and regulations.

D. Johnson     Okay.  So the discontinuation of the alternative vet
               program is not-you don't see that as a major impact on future sales and earnings?


                         99.1 page 5 - 9


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M. Akdag       It's already reflected in the numbers.  We discontinued
               in February 2002, so it has already been over two
               years, so the impact has already been reflected in the
               numbers.
D. Johnson     Okay.  I'm sorry I brought it up then.  I thought that
               that was much more current and I'm very sorry that I was mistaken.

M. Akdag       That's okay.

Coordinator    Our next question is from Dan Morgan with Noble
               Financial.

D. Morgan      I had a question concerning, trying to compare your
               bottom line number in terms of net income for the fourth quarter, versus the year before. I know you said that there was a tax benefit of about $535,000.
               If you were trying to compare Q4 of this year versus Q4 of last, would it be safe to assume a 38% tax rate in the previous quarter to try to compare apples-to-apples, because it kind of throws off the year-over-year comparisons and also the quarter-to-quarter comparisons?

M. Akdag       Bruce, what is our tax rate?

B. Rosenbloom  Right now, we're just under 38%, like 37.6%, so 38% is a fairly good estimate. In fiscal 2004 -or last year's fourth quarter, we did take advantage of other loss carryforwards that were not recurring. The only one that's recurring going forward is our $266,000 loss carryforward, for the next 12-13 years. So if you look at it and compare fiscal year 2004 versus 2003, you can see a difference year-over-year that we have more of a tax provision this year, and it wasn't 38% last year, but going forward, that's what it should be.

D. Morgan      Would it be safe to take your income before tax in the
               fourth quarter of '03 and use the same rate, to try to compare the bottom line net income numbers, just we can see what the performance would be? Because I came-when
               I did that I got 82% increase, I'm just trying to get a handle on exactly what the-

B. Rosenbloom  If you take out the tax effect, income before the provision for income taxes, it's $2.2 million versus $1.2 million, which is about an 83% increase.

D. Morgan      Okay.  I had about that number, too.

B. Rosenbloom  Right.  And then after taxes net income year-over-year, increased 79%, so that would probably be a better way to look at it.

D. Morgan      Can you talk a little bit about, you mentioned on the
               earlier comments, that you're going to be shifting your advertising; previously it was 75% to 80% TV. Now you're going to be moving to 40% to 50% TV and doing more print. Can you talk about the effectiveness in terms of those two measures and how it impacts in terms of the dollar spend to acquire a new customer?

M. Akdag We tested the print last year in summer, so it worked pretty well for us and so, that's why we launched it this year since television inventory has been tight and presidential elections are coming up. We'll see how it works out. Certain things may work as well as TV.

D. Morgan      And you're holding on to the 18% to 22% as percentage
               of revenue that turns to advertising spent?



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M. Akdag       At this time, yes.

Coordinator    Our next question is from Frank Catrickes with
               Wellington.

F. Catrickes   So, it looks like a very good quarter there with the
               growth. I just had a question, the first person on the call was asking about the customer and acquisition cost. He mentioned some figure about up 50% year-over-year, but that to me looks a little high. I was curious, so you added 89,000 customers in this quarter, correct?

M. Akdag       About 90,000.

F. Catrickes   So there's about a $45 cost per customer?

M. Akdag       That is correct, yes.

F. Catrickes   I thought last year, the cost for customer was only
               $36; is that roughly correct? You got 105,000 customers on-about $2.9 million advertising expenditure?

M. Akdag       For which time period?

F. Catrickes   Last year's quarter.

M. Akdag Twenty-eight dollars is what we have. It's $45 compared to $28. One thing that really worked for us was, we looked at reorders as a percent of prior year's total sale and that was 98% for the quarter ending on March 31, 2004, compared to 72% for the last year's same quarter.

F. Catrickes   The other interesting thing is, I guess it would be
               natural to expect your customer acquisition cost possibly to go up over time, given that you've probably hit a lot of the, so to speak, easy or low hanging fruit in terms of the customers. It would also seem like, I'm just sort of curious, what sort of level you think is good. Because if you're only spending even
               $45, which might be up a lot from last year to acquire a customer that's spending $70 in average at 1.3 times a year with a 40% gross margin, you're netting almost
               $40 of gross profits on a new customer. Which seems very good, because I look at a lot of industries across the overall economy, and most companies would love to have that ratio. I'm just wondering what you think about that.

M. Akdag It still works; the model still works even at $45 as long as reorders come in, so you know $45 is a little high. We don't give guidance, so I don't want to comment on it; as what happens in the future, but you are right. As you spend more in advertising, obviously you're using all the avenues that give you the least, most efficient customer acquisition that as you spend more, naturally your cost of acquisition will go up. It's not unexpected to us.

Coordinator    Our next question is from Donald Moriarty with Twin
               Oaks.

D. Moriarty    I just want to get back to the switching from TV to
               print. It seems like it's fairly risky to go from 70% to 80% TV, down to 40% to 50%. That's a big move and I just wonder if in your mind, is it risky and have you done sufficient testing that you think there's not much risk?

M. Akdag It's not as risky as you may think. We did testing last year, it worked just as well as TV during the summer. But print has a little bit more lifetime than TV, so print stays on. It has more shelf time, so we need to have a little bit more results from it really for us, probably next conference call, I can give you a better idea. But I don't think it's as risky.



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D. Moriarty    Could you tell me what's included in print, obviously,
               newspapers, magazines, what else?

M. Akdag       Direct mail.

D. Moriarty    So that's it?

M. Akdag       Yes.

Coordinator    Our next question is from Richard Shapiro with
               Amaranth.

R. Shapiro     I have a question; I would like to hear if you could
               share with us for the March '04 fiscal year, what the operating cash flow and cap ex was for the year?

M. Akdag The cash was-on the balance sheet, we had $3.3 million in cash and the cap ex was-

R. Shapiro     I'm sorry, cash flow from operations.

M. Akdag       About $1.1 million cash from operation.

R. Shapiro     Okay, and then in terms of cap ex?

M. Akdag       That's $742,000.

R. Shapiro     Let me ask you this.  One of the things, obviously your
               stock was very volatile and I think one of the contributors to that is lack of Street coverage. You have minimal coverage. Is this something that is a focus initiative for you at this point, now that you're putting up consistent results?

M. Akdag It's really not a focus for us as management, but there are a couple of people looking at it. I don't know if they're going to come up with the coverage or not.

Coordinator    Next, we have Jake Andrew, private investor.

J. Andrew      One more question I forgot about, my wife is a big
               customer of a company called DrugStore.com, and they're now currently selling Frontline and Program and all the other flea and tick products. And it seems as if they look like they're thinking about possibly moving into that category; any comments about someone like that moving into the category?

M. Akdag They have been carrying that more than a year now, maybe 18 months. Their focus really is not pet medications. We have a niche; our focus is pet medications only. So the public knows us as pet medication experts, so to speak. If you go to DrugStore.com, there are 20,000 SKUs there, so you really have to search to find out that they even carry it, so I don't see that as an issue.

J. Andrew      To me, DrugStore.com is like almost a WalMart; that's a
               big Amazon backed company-because they said something, because we originally bought a pet plan, and they sent us one, "Hey, we now carry those products." And I said, "Oh, great."

M. Akdag Unless they focus on it specifically, I don't think they will go too far.

J. Andrew      Okay.  Well that's good news.



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M. Akdag       I mean, that's my view.

Coordinator    Next, we have Greg Margolis with Balyasna Asset

G. Margolis    Just curious what you're seeing in terms of ad rates in
               terms of looking out towards the next six months, especially with the elections coming, if you're seeing any increases in your rates or because of the times that you're doing most your advertising and stations that you're advertising on, are you not seeing any kind of changes there, and if that had anything to do with your potential change in strategy.

M. Akdag We are seeing a potential drop in rates in July and probably August and going back up in September and October for the presidential election, and I'm talking about television.

G. Margolis    You're sort of change in channel for advertising really
               nothing to do with any changes in ad rates that you're seeing then, it sounds like?
M. Akdag       It has been tight, so the inventory has really been
               tight on television. Most of the stations are sold out and we buy remnant space. I guess, I can give you a hypothetical example, let's say there's an xyz station.
               What really we tell them is, "Okay, you can run us anytime between 6:00 a.m. until midnight and we're going to give you $100 for every time you run us."
               Obviously, they will only run us if somebody is not paying or if they have inventory available if somebody is not paying more than $100, so that's kind of how it works.

G. Margolis    I got it.

M. Akdag       We manage that weekly to see where it's going.

G. Margolis    What was your cap ex for the year?

M. Akdag       It was $742,000.


Coordinator    That concludes the question and answer session of
               today's conference call. I'd like to turn the conference back over to Mr. Akdag for any closing remarks.

M. Akdag We would like to close with giving you a big picture on long-term prospects of the company. We are a leader in a new distribution channel in an estimated $3 billion industry, offering the consumer savings and convenience. There is a demand from pet owners for our channel of distribution, which may accelerate with consumers becoming more comfortable with ordering through the Internet.

               We have a powerful brand name, 1-800-PetMeds. We have grown from $10 million in sales, to $94 million in the last three years; and our diluted earnings per share improved from $0.28 loss per share, to $0.25 earnings per share at the same time period. We have an experienced management team in place and we have the operating technology infrastructure in place to continue to grow the business. We are very pleased with the results so far and we're excited about the future prospects of the company. Thank you for joining us.

               Operator, this ends the conference call.

Coordinator    Thank you, sir, and thank you for participating in
               today's conference call.  Have a nice day.



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